Exhibit 10.32

September 8, 2008

James J. O’Leary, M.D.

7 Wilmer Street

Apt. J

Madison, NJ 07940

Dear Dr. O’Leary:

I am delighted to offer you the full-time position of Vice President and Chief Medical Officer at ImmunoGen, Inc. (“ImmunoGen” or the “Company”).  Upon commencement of your employment, which shall be no later than November 1, 2008, you will initially be paid at a bi-weekly rate of $12,692.31, which annualized equals $330,000.00 per year, less applicable federal, state and/or local payroll and withholding taxes.

In addition to your annual salary, subject to the terms of this letter, ImmunoGen hereby grants to you a sign-on bonus in the amount of $70,000.  The sign-on bonus will vest quarterly over the first year and will be paid to you in conjunction with the Company’s last payroll of each quarter following your hire date.  The Company will also reimburse you for reasonable and customary expenses actually incurred and properly documented up to $30,000 in connection with your relocation to the Boston area as described in the accompanying letter.  Any amount above $30,000 will need to be pre-approved.  In addition, any relocation expenses paid by Bayer in connection with your move to New Jersey that you are required to pay back to Bayer due to your acceptance of employment with ImmunoGen will be reimbursed by ImmunoGen.  To the extent this reimbursement is taxable to you, ImmunoGen will make an additional payment to you to keep you whole on an after-tax basis.

Also in consideration of your employment by the Company, we will recommend to the Compensation Committee, for their approval, the grant of a stock option award covering 150,000 shares of the Company’s common stock under the Company’s Stock Option Plan.  This award will vest at a rate of 25 percent (25%) per year over four years, beginning on the first anniversary of your first date of employment with ImmunoGen.  The exercise price for these options will be the closing sale price of the Company’s Common Stock as listed on the NASDAQ on your first day of employment.

In addition, you will be eligible for a discretionary annual bonus of up to thirty percent (30%) of your annual salary.  Your bonus for this fiscal year ending June 2009 will be prorated from the date of hire.  Each year following, bonuses are at the discretion of the Board of Directors, and are based on Company and individual performance.

As a member of the executive management, you will be eligible for a severance arrangement, under certain circumstances, that would provide you with certain benefits in the event of a change of control of the Company.  Attached please see an agreement that is similar to that which you would receive.

You will also be entitled to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations as a generally applicable to, full-time employees of ImmunoGen of similar rank and tenure.  These benefits currently include at this time paid vacation time, life, health, dental and disability insurance.  With respect to your annual vacation allotment, you are eligible for up to four (4) weeks of paid vacation per year, accrued monthly, of which five (5) days can be rolled over from year to year.  For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs that will be made available to you.  Please note that your compensation and or benefits may be modified in any way, at any time, by ImmunoGen at its sole discretion, with or without prior notice, to the extent any such modification affects similarly situated ImmunoGen executives in the same manner.

Your duties as an employee of the Company shall be as determined by me in consultation with you.  You agree to devote your best efforts all business time to the performance of such responsibilities and you will not perform any professional work outside your work for the Company without pre-approval from the Company.

ImmunoGen is required by the Immigration and Naturalization Service to verify that each employee is eligible to work in the United States.  To that end, a list of acceptable forms of identification is attached.  Please bring with you one item on List A, or a combination of one item on List B and List C.

In addition, your offer of employment is contingent upon the successful completion of a general background and reference check and drug test.  As such, please complete the enclosed authorizations and other required forms.

While we anticipate that our relationship will be a long and mutually rewarding one, your employment, of course, will be at will, terminable by either you or the Company at any time.  On your first day of employment, you will be required to sign our Proprietary Information, Inventions and Competition Agreement and the Company’s Insider Trading Policy, acknowledging that you understand and agree to be bound by these agreements.  Copies of each are enclosed. You are also asked to acknowledge and agree that your employment by the Company will not violate any agreement, which you may have with any third party.  Please acknowledge your understanding and agreement with the terms of your employment as set forth in this letter by signing below.

I look forward to a long and productive relationship with you.

Sincerely,

/s/ Daniel Junius

Daniel Junius
President and Chief Operating Officer

Acknowledged and Agreed to:

/s/ James J. O’Leary

Date

Enclosures